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                                  EXHIBIT 23.2


                          LETTERHEAD OF SCHMACHTENBERG


March 12, 2001


Mr. Serge Feller
Chairman, Chief Executive Officer and President
Tourjets Airline Corporation
4225 Ingraham Highway
Miami, Florida 33131

Re:      Proposed Issuance of Common Stock
         By Tourjets Airline Corporation

Dear Mr. Feller:

         Tourjets Airline Corporation, a Florida corporation (the "Company"), proposes to issue under a Form S-1 Registration Statement (the "Registration Statement") up to 6,250,000 shares of the Company's Common Stock (the "Shares"). In connection with the proposed issuance of the Shares, you have asked us to render the opinion set forth below.

     In rendering the opinion, we have examined and relied upon the following documents, and no others:

         1. The Company's Amended Articles of Incorporation, filed ______________ with the Florida Secretary of State;

         2.   The Company's By-Laws, as amended to date;

         3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares;

         4. Resolutions adopted by the shareholders of the Company authorizing the issuance of the Shares; and

         5. The Registration Statement on Form S-1 on file with the Securities and Exchange Commission as of this date.

         Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                         Sincerely yours,


                         Lee C. Schmachtenberg, P.A.

                         /s/ Lee C. Schmachtenberg